Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA                                       SHAREHOLDER
CONTACT:                                    CONTACT:
Mary Ann Susco                              Marco Acosta
212-850-1382                                1-800-597-6068 (Option #1)
suscom@jwseligman.com                       acostam@jwseligman.com

   Seligman Quality Municipal Fund and Seligman Select Municipal Fund Approve
                  Changes in Dividends Effective December 2006

NEW YORK, November 16, 2006 - The Board of Directors of Seligman Quality Municipal Fund, Inc. (NYSE: SQF) today approved a change in the monthly dividend payment on the Fund's common stock. Additionally, the Board of Directors of Seligman Select Municipal Fund, Inc. (NYSE: SEL) approved a change in the monthly dividend payment on that Fund's common stock. Both changes are effective December 2006.

The new dividend for Seligman Quality Municipal Fund will be $0.036 per share, which represents a 12.2% decrease in the amount of the monthly dividend previously paid to stockholders. The new dividend for Seligman Select Municipal Fund will be $0.038 per share, which represents a 5% decrease in the amount of the monthly dividend payment previously paid to stockholders.

Brian T. Zino, President of Seligman Quality Municipal Fund and Seligman Select Municipal Fund, said that the dividend changes were required as a result of a narrowing of the spread between each Fund's net earnings on its investment portfolio and the dividend rates paid on its preferred shares, which reflect short-term yields. Mr. Zino pointed out that the Funds continue to be impacted by redemptions of higher-yielding bonds. "Portfolio income is reduced when the proceeds of called bonds are reinvested at lower prevailing yields," he added. Mr. Zino stated that Seligman Quality Municipal Fund's earnings were also reduced by the costs associated with the Fund's recent proxy contest.

Seligman Quality Municipal Fund, Inc. and Seligman Select Municipal Fund, Inc. are managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Seligman Quality Municipal Fund, Inc. and Seligman Select Municipal Fund, Inc. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.

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